Exhibit 10.3
ASSET PURCHASE AGREEMENT
BY AND BETWEEN
JOHN R. KINGSLEY, M.D.,P.C.
(SELLER)
AND
VEIN ASSOCIATES OF AMERICA, INC.
(PURCHASER)
DATED AS OF MAY 1, 2006

LIST OF EXHIBITS:

Exhibit #	Reference to Section in the Agreement	Summary description

A	Article 1	Definitions

1	Schedule 2.1(a)	Assets Purchased
2	Schedule 2.1(c)	Excluded Assets
3	Schedule 2.2(a)(2)	Assumed Contracts
4	Schedule 2.2(b)	Assumed Obligations
5	Schedule 2.3(a)	Terms and Conditions of Vein Associates of America, Inc. Stock
6	Schedule 2.3(b)	License Agreement
7	Schedule 2.5(c)	Bill of Sale
8	Schedule 2.5(d)	Purchase Price Allocation
9	Schedule 3.1(f)	Pending Claims and Litigation
10	Schedule 3.1(g)	Seller's Insurance Policies
11	Schedule 3.1(i)(1)	Leases
12	Schedule 3.1(i)(2)	Personal Property
13	Schedule 3.1(m)	Physician Disclosures
14	Schedule 3.1(r)	Employees
15	Schedule 3.1(s)3.1.2	Employee Benefit Plans
16	Schedule 5.6.1	Rehired Employees
17	Schedule 5.8	Vein Associates of America, Inc. Option Plan
18	Schedule 5.8.1	Issuance of Shares in Vein Associates of America, Inc.

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (the “Purchase Agreement”), dated May 1, 2006 is by and between John R. Kingsley, M.D., P.C., an Alabama Professional Corporation (“Seller” or “Kingsley”), and Vein Associates of America, Inc., a Florida Corporation (“Purchaser”). This Agreement shall become effective as of the date this Agreement is signed by both Parties. Purchaser and Seller are individually referred to herein as a “Party” and collectively referred to herein as “Parties”.
Recitals
WHEREAS, the Seller operates a medical practices at 700 Montgomery Highway, Suite 210, Vestavia Hills, AL 35216 (the “Subject Premises”).
WHEREAS, the Purchaser wishes to purchase and acquire from Seller substantially all of the assets used by Seller in the operation of its vein practice at the Subject Premises. Seller wishes to sell and to transfer to Purchaser such assets pursuant to the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, the Parties agree as follows.
ARTICLE I
DEFINITIONS
Any capitalized term not defined herein shall have the meaning ascribed to such term in Exhibit A to this Purchase Agreement, if defined therein. If not, the term shall bear the meaning generally accepted in the context of appearance herein.
ARTICLE II
PURCHASE TRANSACTIONS
Section 2.1	Asset Purchase.

(a)	Subject to the terms and conditions set forth herein, and in reliance upon the representations, warranties and covenants set forth herein, on the Closing Date (i) Seller shall sell, assign, transfer, convey and deliver to Purchaser, free and clear of all Encumbrances (except for the Assumed Obligations, as defined in Section 2.2 below), and (ii) Purchaser shall purchase from Seller, substantially all the Assets used by the Seller relating to the providing of medical services concerning vein treatment, as more specifically delineated in Exhibit 1, Schedule 2.1(a), for the Purchase Price, as defined in Section 2.3 below. Said assets, to the extent permitted by law, include all of the Business Records; provided, however, unless otherwise expressly specified herein, Purchaser assumes no liabilities or obligations whatsoever relating to the purchased assets or the medical practice of the Seller, including liabilities arising from any patients treated by Seller.

(b)	Exhibit 1, Schedule 2.1(a), sets forth a detailed description of the Assets purchased pursuant to this Agreement and shall include but not be limited to accounts receivable of Seller existing at Closing, tangible assets, and supplies. Certain Internet Domain and Trade names are acquired subject to that certain Trade and Domain Name License Agreement to be executed between the parties at the same time of this Agreement. Medical records of Seller will be transferred to the custody of Vein Associates, P.C.

(c)	Notwithstanding the foregoing, the Assets being conveyed pursuant to this Agreement shall not include those specific assets listed on Exhibit 2, Schedule 2.1(c) (the “Excluded Assets”). This list of excluded assets shall include, but may not be limited to, assets leased by Seller.

Section 2.2	Assumption of Contracts and Liabilities.

(a)	Assumed Contracts.

(1)	Purchaser shall assume the contracts of Seller relating to telephone numbers and Yellow Page advertisements to the extent such contracts relate to the telephone services at the subject premises. Purchaser shall assume financial responsibilities and payments under such contracts for telephone numbers and Yellow Page advertisements on the date such Assumed Contracts are assigned to the Purchaser. Unless agreed to by the Purchaser in writing, after the execution of this Agreement, Seller shall not enter into any new Yellow Page contracts to be assigned to Purchaser under this Agreement.

(2)	No other contracts of Seller will be assigned by the Seller to Purchaser under this Agreement unless such contracts to be assumed are agreed to be assumed by the Purchaser and included in Exhibit 3, Schedule 2.2(a)(2) or other written document executed subsequent to the execution of the Agreement by the Purchaser.

(b)	In addition to any other obligations assumed, Purchaser shall assume all accounts payable of Seller accrued through the date of closing acquired during the normal course of business included in

Exhibit 4, Schedule 2.2(b).

Section 2.3	Payment of Consideration.

In full consideration for the performance of this Agreement by Seller and the transfer and delivery to the Purchaser of those Assets governed by this Agreement, on the Closing Date, the Purchaser agrees, subject to the terms, conditions and limitations set forth in this Agreement, to pay to Seller the following:

(a)	Five Million shares of common stock in Purchaser, subject to the terms and conditions outlined in Exhibit 5, Schedule 2.3(a) of this Purchase Agreement. Purchaser shall deliver a stock certificate for Five Million shares of Vein Associates of America, Inc. at the Closing.

(b)	Purchaser’s execution and delivery to Seller of a license agreement in the form of Exhibit 6, Schedule 2.3(b) attached to this Purchase Agreement licensing the use of the name “Alabama Vascular & Veins” and the use of the domain name “Alabamavascular.com.”

(c)	The Purchaser shall not assume any liabilities or obligations of the Seller pursuant to this Agreement, except those delineated in Exhibits 3 and 4, Schedules 2.2 (a)(2) and 2.2 (b).

Section 2.4	The Closing.

Subject to the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing), the closing of the transactions Contemplated by this Agreement (the “Closing”) shall take place on the date and/or location as the Parties may mutually determine (the “Closing Date”).
Section 2.5	Closing Deliveries by the Seller.

The Seller shall, accurately complete and have signed by all necessary parties and deliver or cause to be delivered to the Purchaser, either as set forth herein, (i) three (3) days prior to the Closing Date, or (ii) on the Closing Date, provide to the Purchaser:
(a)	The closing date shall be on or before [TBD] or other date as the parties may mutually agree in writing, at a location to be mutually determined.

(b)	On the Closing Date, all consents of any Person, whether or not a party to this Agreement, which are necessary to effectuate the transfer of the Assets and the consummation of the transactions contemplated by this Agreement;

(c)	On the Closing Date, a Bill of Sale in the form attached as Exhibit 7, Schedule 2.5(c), and such other instruments of transfer and conveyance as may reasonably be requested by the Purchaser, in each case executed by a duly authorized by the Seller;

(d)	On or before the Closing Date, Seller agrees to indicate their written agreement to the purchase price allocation prepared by Purchaser based upon the formula set forth in Exhibit 8, Schedule 2.5(d);

(e)	On or before the Closing Date, Seller agrees to comply with any S.E.C. requirements regarding the sale of assets to a public entity unless it is determined by both parties that no action is needed to consummate the sale of assets. Such determination must be made in writing and agreed upon by both parties;

(f)	On the Closing Date, such other agreements, instruments and documents as the Purchaser may reasonably request to effect the transactions Contemplated hereby.

Section 2.6	Closing Deliveries by the Purchaser.

At the Closing, the Purchaser will execute and deliver, or cause to be delivered to the Seller:

(a)	The Purchase Price;

(b)	Such other agreements, instruments and documents as Seller may reasonably request to effect the transactions Contemplated hereby.

Section 2.7	Closing Conditions.

2.7.1	The obligations of both the Seller and the Purchaser to consummate the Purchase Agreement is subject to the satisfaction of each of the following conditions:

(a)	The execution of an Employment Agreement, mutually acceptable to both Parties, between John R. Kingsley, M.D. and Vein Associates, P.C., an Alabama professional corporation (“Vein, P.C.”).

(b)	The execution of a mutually acceptable assignment of the lease agreement for the Subject Premises.

(c)	As of the Closing Date, no action, claim, suit or proceeding seeking to enjoin, restrain, or prohibit the consummation of the transactions contemplated by the Purchase Agreement shall be pending before any court or government authority.

2.7.2	In addition to satisfaction of the mutual conditions contained in Section 2.7.1, the obligations of the Purchaser to consummate the Purchase Agreement is subject to the satisfaction of each of the following conditions, any of which may be waived by the Purchaser in its sole discretion:

(a)	The representations and warranties of the Seller to the Purchaser made herein shall be true, complete and correct in all material respects as of the Closing Date with the same force and effect as if then made.

(b)	All of the terms, conditions and covenants to be complied with or performed by Seller on or before the Closing Date shall have been timely complied with and performed.

(c)	The Seller shall deliver to the Purchaser all the documents specified in Section 2.5, all of which documents shall be dated as of the Closing Date, duly executed and in a form customary in transactions of this type and in form and substance reasonably satisfactory to the Purchaser.

(d)	All required consents and approvals from third parties shall have been obtained.

2.7.3	In addition to satisfaction of the mutual conditions contained in Section 2.7.1, the obligation of the Seller to consummate the Purchase Agreement is subject to the satisfaction of each of the following conditions, any of which may be waived by the Seller in its sole discretion:

(a)	To the knowledge of the Seller, the representations and warranties of the Purchaser to the Seller made herein shall be true, complete and correct in all material respects as of the Closing Date with the same force and effect as if then made.

(b)	All of the terms, conditions and covenants to be complied with or performed by Purchaser on or before the Closing Date shall have been timely complied with and performed.

(c)	The Purchaser shall pay the Seller the Purchase Price as provided in Section 2.3.

(d)	The Purchaser shall deliver to the Seller all the documents specified in Section 2.5, all of which documents shall be dated as of the Closing Date, duly executed and in a form customary in transactions of this type and in form and substance reasonably satisfactory to the Seller.

Section 2.8	Purchase Price Allocation.

(a)	The Purchase Price shall be allocated by Purchaser and Seller to the Assets as set forth in Exhibit 8, Schedule 2.5(d).

(b)	Purchaser and Seller agree to complete at, or before, the Closing

Internal Revenue Form 8594 based upon Exhibit 8, Schedule 2.5(d).

(c)	As soon as practicable after the determination of the Closing Balance Sheet, but it no event more than fifteen (15) business days thereafter, or other periods as the parties may mutually agree in writing, Purchaser and Seller agree to adjust and re-execute Form 8594, if necessary, to reflect the Closing Balance Sheet and to file said form as required by the United States Treasury or the Internal Revenue Code and the regulations thereunder.

ARTICLE III
REPRESENTATIONS OF THE SELLER
        As a material inducement to the Purchaser to enter into the Transaction Documents and to consummate the transactions contemplated hereunder, the Seller, represents and warrants to Purchaser that the statements contained in this Article III (and in the Schedules referenced in applicable sections) are true and correct in all material respects as of the date of this Agreement.
Section 3.1	Seller’s Representations.

The following representations are made to Purchaser by Seller:
(a)	Organization, Valid Authorization and Good Standing. Seller has the power and authority to own all of its properties and assets and to conduct its business prior to the Closing Date. In addition, Seller has the power and authority to enter into the Transaction Documents to which they are parties and to carry out their respective obligations hereunder.

The execution and delivery of the Transaction Documents to which Seller is a party and the consummation of the transactions Contemplated thereby have been duly and validly authorized by Seller, and no other corporate or other proceedings on the part of Seller are necessary to authorize the Transaction Documents and the transactions contemplated thereby. Each Transaction Document executed and delivered by Seller will, upon such execution and delivery, constitute the valid and binding agreement of Seller, enforceable against it in accordance with its terms.

Each Transaction Document executed and delivered by the Seller will, upon such execution and delivery, constitute the valid and binding agreement of the Seller, enforceable against them, individually and jointly, in accordance with its terms.

(b)	Compliance. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby by Seller will not (i) violate any provision of Seller’s organizational documents, (ii) violate any provision of or result in the breach of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any material obligation under, any mortgage, lien, lease, contract, license, instrument or any other agreement to which Seller is a party, (iii) result in the creation or imposition of any Encumbrance upon any property of Seller, or (iv) to the best of Seller’s knowledge, violate or conflict with any order, award, judgment or decree or other material restriction or any law, ordinance or regulation to which Seller or its property is subject.

(c)	Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or Person is required in connection with the execution and delivery of the Transaction Documents by Seller or the consummation by Seller of the transactions Contemplated hereby.

(d)	Undisclosed Liabilities. Except as otherwise provided in this Purchase Agreement, Seller does not have any Liabilities relating to the assets being conveyed to Purchaser, and to Seller’s knowledge, there are no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Seller, individually or jointly, giving rise to such Liability.

(e)	Absence of Changes or Events. Except as Contemplated by the Transaction Documents, Seller has not conducted their businesses utilizing the subject Assets only in the ordinary course of business, and Seller, individually or jointly, have not:

(i)	Incurred any obligation or Liability, absolute, accrued, contingent or otherwise, whether due or to become due, whether individually or in the aggregate, that has had or might have a Material Adverse Effect on Seller;

(ii)	Pledged or subjected to any Encumbrance or restriction on any of its assets;

(iii)	Sold, transferred, leased to others or otherwise disposed of any of its assets material to the operation of its medical practice, except in the ordinary course of the business of Seller;

(iv)	Canceled or compromised any material debt or claim, or waived or released any right of substantial value;

(v)	Received any notice of termination of any contract, lease or other agreement, or suffered any damage, destruction or loss that, individually or in the aggregate, has had or might have a Material Adverse Effect on Seller;

(vi)	Instituted, settled or agreed to settle any litigation, action, proceeding or arbitration;

(vii)	Failed to replenish its inventory or supplies in a normal and customary manner or made any purchase commitment other than in the ordinary course of business of Seller;

(viii)	Entered into any material transaction, contract or commitment, including, but not limited to, purchases or acquisitions of equipment or supplies;

(ix)	Suffered any event or events, whether individually or in the aggregate, that has had or could be reasonably expected to have a Material Adverse Effect on the financial condition, results of operations, properties, assets, liabilities, business, operations or prospects of the medical practice of the Seller or of the Seller, collectively or individually;

(x)	Engaged in any activities or practices other than the operation of a medical practice;

(xi)	Entered into any agreement or made any commitment to take any of the actions described in Subsections (i) through (xi) inclusive of this Section 3.1(e).

(f)	Claims or Litigation. Except as disclosed on Exhibit 9, Schedule 3.1(f), there are no claims, actions, suits, proceedings (arbitration or otherwise) or investigations pending or, to Seller’s knowledge, threatened against the Seller, at law or in equity in any court or before or by any Governmental Authority, and, to the best of Seller’s knowledge, there are no, and have not been any, facts, conditions or incidents that may result in any such actions, suits, proceedings (arbitration or otherwise) or investigations. Furthermore, the Seller specifically represents that it has not been notified of any action, claim, or review contemplated by any third party, including any patients, former patients, managed care entity, government agency (including but not limited to those with enforcement authority for Medicaid or Medicare), or other payor organization or carrier. In addition, the Seller specifically represents that they have no knowledge or belief as to why any action, claim, or review may be brought or contemplated by any third party, including any patients, former patients, managed care entity, government agency (including but not limited to those with enforcement authority for Medicaid or Medicare), or other payor organization or carrier.

The Seller, is not in default in respect of any judgment, order, writ, injunction or decree of any court or other Governmental Authority. Furthermore, the Seller, is not aware of any sexual harassment, whistleblower, employment or wage claims that have been or may be brought against the Seller.

(g)	Insurance.

Exhibit 10, Schedule 3.1(g) lists all of the insurance policies of Seller in full force and effect. Seller represents that it has, complied in all material respects with the provisions of all such policies. Seller is not currently the subject of, and have not received notice that it will be subject to, any insurance audits for premium adjustments. Seller has made available to Purchaser complete and correct copies of all such policies, together with all riders and amendments thereto. Seller and Purchaser agree to examine the professional liability policy presently in force for Seller. In the event it is agreed to cancel the current policy, Seller shall be entitled to any refund for returned premium.

(h)	Environmental Protection.

Seller has obtained all permits, licenses and other authorizations that are required for the conduct of its business under any federal, state and local laws and the regulations promulgated thereunder relating to pollution or protection of the environment, including laws (i) relating to emissions, discharges, releases or threatened releases of hazardous substances, materials or wastes (collectively, “Hazardous Wastes”), into the environment (including, without limitation, ambient air, surface water, ground water or land), (ii) relating to the presence of Hazardous Wastes in or on any real or personal property or (iii) otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Wastes (collectively, “Environmental Laws”).

To Seller’s knowledge, Seller, is in material compliance with all terms and conditions of such required permits, licenses and authorizations, and is also in compliance with all applicable Environmental Laws.

No consent or approval is required for, and no other impediment or restriction exists that will prohibit or limit, the transfer of such permits, licenses and authorizations in accordance with the terms of the Transaction Documents. There are no pending or, to the best of Seller’s knowledge, threatened, investigations, actions or proceedings of whatsoever nature involving Seller arising under any Environmental Laws.

(i)	Title to Real Estate Assets. Seller does not own any real estate that is being transferred pursuant to this Agreement.

(1)	The Seller has delivered to the Purchaser true, correct and complete copies of the leases and listed in Exhibit 11, Schedule 3.1(i)(1).

All leases of the Leased Property are in good standing and are valid, binding and enforceable in accordance with their respective terms, and Seller are not aware of any existing, pending or threatened matter which may impact the use of the premises by the Purchaser or any of its affiliates.

Seller represents that it is not in default of any such lease and to the knowledge of Seller, there does not exist under any such lease any default or any event which with notice or lapse of time or both would constitute a default. There are no disputes, oral agreements or forbearance programs in effect as to any such lease or sublease. The Seller has not received notice of any proceedings to impose any new Taxes or operating restrictions upon any of such properties or the Seller’s conduct of the Business therein.

(2)	The Assets constitute all of the non-real estate properties and assets used in connection with the operation of the Seller’s business and medical practice in the manner in which and to the extent to which the business and medical practice are currently being conducted.

Except as set forth in Exhibit 12, Schedule 3.1(i)(2), none of the non-real estate tangible personal property included in the Assets being conveyed pursuant to this Agreement is subject to any personal property or equipment leases. To the knowledge of the Seller, each such tangible asset is free from defects (patent and latent) and, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

Upon the consummation of the transactions Contemplated hereby, unless specifically listed on Exhibit 2, Schedule 2.1(c) (the “Excluded Assets”), good and valid title to, and valid leasehold interests in, all non-real estate Assets used by the Seller in their business and medical practice at the Subject Premises, shall vest in the Purchaser, free and clear of all Encumbrances or restrictions on transfer.

(j)	Inventory. To the best of Seller’s knowledge:

(1)	Seller’s inventory (which consists of medical supplies and similar assets) is in good condition, in its originally manufactured condition, fit for the use for which it is intended, free from any known defect and in a quality and quantity usable in the ordinary course of business;

(2)	is saleable or usable in the ordinary course of business,

(3)	the qualities and quantities of inventory are consistent with the amounts set forth on Seller’s Balance Sheet and are reasonable and warranted in the present and anticipated circumstances; and

(4)	there has been no material decrease in the quantities or value of inventory since [March 15, 2006]. The parties shall confirm the quantities and value of the assets including the inventory are consist with the values reflected in the [February 28, 2006] financial statements which were relied upon by the Purchaser in agreeing to the purchase price (a) prior to the parties entering into a binding letter of intent and the parties shall list those assets in Exhibit 1, Schedule 2.1(a) hereto; and (b) at least 48 hours prior to closing of this Agreement; and (c) at least 48 hours prior to accepting possession of the assets governed by this Agreement.

(k)	Brokers. All negotiations relating to the Transaction Documents and the transactions Contemplated hereby have been carried on without the intervention of any person acting on behalf of Seller in such manner as to give rise to any valid claim for any broker’s or finder’s fee or similar compensation. However, should any claim for any broker’s or finder’s fee or similar compensation be asserted by any party acting on behalf of the Seller, Seller agrees and acknowledges that they, individually and/or jointly, and not Purchaser, shall be responsible for and shall pay any fees or commission payable to such broker.

(l)	Fraud and Abuse. To the knowledge of the Seller, neither the Seller nor the physicians employed or engaged by the Seller, or any other persons and entities providing professional services for the Seller, have engaged in any activities which are prohibited under U.S.C. Sec. 1320a-7b or the regulations promulgated thereunder pursuant to such statutes, the Alabama Patient Self-Referral laws, or any other applicable state or local statutes and regulations, or which are prohibited by Rules of Professional Conduct, including but not limited to:

(1)	knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;

(2)	knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;

(3)	failure to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, within intent to fraudulently secure such benefit or payment; or

(4)	knowingly and willfully soliciting or receiving any remuneration, kickback, bribe, or rebate, directly or indirectly, overtly or covertly, in cash or in kind, or offering to pay or receive such remuneration (a) in return for referring an individual to a person for the furnishing or arranging for the furnishing or any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (b) in return for purchasing, leasing, or ordering or arranging for recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid.

(m)	Physician’s Issues. Except as disclosed in Exhibit 13, Schedule 3.1(m) attached hereto, to the knowledge of Seller, no physician employed or engaged by Seller, has (i) had his or her license to practice medicine in any jurisdiction denied, surrendered, limited, suspended, revoked or subject to probationary conditions or is subject to, any pending proceedings or threatened regarding any of the foregoing, (ii) had his or her Federal or State Drug Enforcement Agency controlled substance authorization denied, revoked, suspended, reduced or not renewed or has been subject to institution of, or is subject to, any pending proceedings regarding any of the foregoing, (iii) had his or her membership in any local, state or national medical professional society or organization revoked, suspended or not renewed or is subject to any pending proceedings regarding any of the foregoing, (iv) been the subject of administrative sanctions or been suspended from or lost eligibility for participating in Medicare, Medicaid or other governmental or non-governmental medical insurance programs or is subject to any pending proceedings regarding any of the foregoing or (v) none of the physicians employed or engaged by Seller hospital privileges will expire within six (6) months of the date both parties sign this Agreement.

(n)
Disclosure. No representation, warranty or statement made by Seller in this Purchase Agreement or any of the Exhibits or Schedules hereto, or any agreements, certificates, documents or instruments delivered or to be delivered to Purchaser in accordance with this Purchase Agreement or the other Transaction Documents, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

(o)
Patients Records. Seller represents all patient records, charts and account histories relating to his practice since January 2003 have been turned over to Purchaser, subject to all applicable statues, rules and regulations of the United States government or the State of Alabama, as of the date of closing. Seller represents, to the knowledge, that the patient records and other business reports, from the Seller computer system are complete and accurate.

(p)	Computer Records. Seller represents the patient records and other business reports from Seller’s computer system are complete and accurate.

(q)
Except as disclosed in the Lease Agreement and assignment, Seller represents there are no structural or other material problems with the medical office at 700 Montgomery Highway, Suite 210, Vestavia Hills, AL 35216.

(r)
Employees. Exhibit 14, Schedule 3.1(r) sets forth the name, title and total compensation of each person employed by the Seller (the “Employees”). The Seller is not a party to any employment contract with any of the Employees nor are any of the Employees covered by or subject to any collective bargaining agreement.

(s)	Employee Benefit Plans.

3.1.2	Except as set forth on Exhibit 15, Schedule 3.1(s)3.1.2, on or prior to the date hereof, Seller (including any entity required to be aggregated with Seller under Section 414 of the Code) have not sponsored, or participated in, a defined benefit pension plan (as defined in Section 3(35) of ERISA), nor has Seller (including any entity required to be aggregated with Sellers under Section 414 of the Code) ever contributed to, or participated in, a multiemployer plan (as defined in Section 4001(a)(3) of ERISA).

3.1.3	Except as set forth on Exhibit 15, Schedule 3.1(s)3.1.2, with respect to the Seller’s Employees, the Seller (including any entity required to be aggregated with Seller under Section 414 of the Code) does not maintain, contribute to, or participate in, any benefit agreement, plan, arrangement or practice including any employee benefit plan as defined in Section 3(3) of ERISA (the “Plan(s)”).

3.1.4	Except as set forth on Exhibit 15, Schedule 3.1(s)3.1.2, all of the Plans are in material compliance with all applicable laws, including the Code and ERISA.

3.1.5	No Plan contains any provision or is subject to any law that would prohibit the transactions contemplated by the Transaction Agreements or that would give rise to any vesting of benefits, severance, termination, or other payments or liabilities as a result of the transactions contemplated by the Transaction Agreements, and no payments or benefits under any Plan or other agreement of Seller will be considered “excess parachute payments” under Section 280G of the Code. The Seller has not declared or paid any bonus compensation in contemplation of the transactions contemplated by this Agreement.

3.1.6	No Plan provides health or other benefits after a present or former director’s, officer’s, employee’s, agent’s, or independent contractor’s, retirement or other termination of employment except as required by Section 4980B of the Code.

3.1.7	There are no actions, suits, claims pending, threatened or reasonably anticipated (other than routine claims for benefits) against any Plan or against the assets of any Plan which could reasonably be expected to result in a liability to Seller or any Plan. No Plan is presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor, or any other governmental entity, and no matters are pending with respect to any Plan under any IRS program.

3.1.8	With respect to each Plan, the Seller has delivered to Buyer true and correct copies of each Plan, the most recent annual report

(Form 5500) for each Plan and the summary plan description for each Plan. The annual report for each Plan has been timely filed.

(t)	Taxes. The Seller has duly filed all tax returns and forms required to be filed in respect of the Seller’s business and paid in full or discharged all material taxes, assessments, excises, interest, penalties, deficiencies and other levies relating to the Assets, excepting such taxes, assessments and other levies as will not be due until after the Closing Date. To the Seller’s knowledge, no event has occurred that could impose on the Purchaser any liability for any taxes, penalties or interest due or to become due from the Seller from any taxing authority.

ARTICLE IV
REPRESENTATIONS OF PURCHASER
Section 4.1	Representations of Purchaser. Purchaser represents and warrants to Seller that:

(a)	Organization, Valid Authorization and Good Standing. Purchaser is duly organized, validly existing and in good standing under the laws of the State of Florida and registered to do business in the State of Alabama.

Purchaser has the power and authority to own all of its properties and assets and to conduct its business. Purchaser has the power and authority to enter into the Transaction Documents to which it is a party and to carry out its obligations hereunder. The execution and delivery of the Transaction Documents to which Purchaser is a party and the consummation of the transactions Contemplated thereby have been duly and validly authorized by Purchaser, and no other corporate or other proceedings on the part of Purchaser is necessary to authorize the Transaction Documents and the transactions Contemplated thereby.

This Purchase Agreement has been duly and validly executed and delivered by Purchaser and constitutes the valid and binding agreement of Purchaser enforceable against Purchaser, in accordance with its terms. Each Transaction Document executed and delivered at the Closing by Purchaser will upon such execution and delivery constitute the valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms.

(b)	Compliance. The execution and delivery of the Transaction Documents and the consummation of the transactions Contemplated thereby by Purchaser will not (i) violate any provision of its articles of incorporation or bylaws, (ii) violate any material provision of or result in the breach of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any material obligation under, any mortgage, lien, lease, contract, license, instrument or any other agreement to which Purchaser is a party, or (iii) to the best of Purchaser’s knowledge, violate or conflict with any order, award, judgment or decree or other restriction or any law, ordinance or regulation to which Purchaser or the property of Purchaser is subject.

(c)	Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other person is required in connection with the execution and delivery of the Transaction Documents by Parent or the consummation by Purchaser of the transactions Contemplated thereby.

(d)	Brokers. All negotiations relating to the Transaction Documents and the transactions Contemplated hereby have been carried on without the intervention of any person acting on behalf of Purchaser in such manner as to give rise to any valid claim for any broker’s or finder’s fee or similar compensation. However, should any claim for any broker’s or finder’s fee or similar compensation be asserted by any party acting on behalf of the Purchaser, Purchaser agrees and acknowledges that it, and not Seller, is responsible for and shall pay any fees or commission payable to such broker.

(e)	Disclosure. No representation, warranty or statement made by Purchaser in this Purchase Agreement or any of the Exhibits or Schedules hereto, or any agreements, certificates, documents or instruments delivered or to be delivered to Seller in accordance with this Purchase Agreement or the other Transaction Documents contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

(f)	Best Efforts. Purchaser represents and warrants it will use its best efforts to fully develop and expand the business acquired pursuant to this Purchase Agreement.

(g)	Undisclosed Liabilities. Except as otherwise provided in this Purchase Agreement, Purchaser does not have any Liabilities relating to Purchaser other than those disclosed on the Balance Sheet of Purchaser as of the date of the Closing hereof. Further, to Purchaser’s knowledge, there are no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Purchaser giving rise to any Liability.

(h)	Fraud and Abuse. Purchaser represents that it has sought advice of counsel concerning this Purchase Agreement and the business arrangements created thereby and the other agreements to be entered in connection with this Agreement, and that the same is believed by counsel to be in compliance with all federal and state laws.

(i)	Employee Benefit Plans. Purchaser represents that any Employee Benefit Plan it sponsors in connection with itself, or any of its affiliates, is in compliance with all federal and state laws applicable thereto.

(j)	Taxes. The Purchaser has duly filed all tax returns and forms required to be filed with respect to Purchaser’s business and paid in full or discharged all material taxes, assessments, excises, interests, penalties, deficiencies and other levies relating to the Purchaser, and all of its affiliates, excepting such taxes, assessments and other levies as will not be due until after the Closing Date. To Purchaser’s knowledge, no event has occurred that could impose on the Seller any Liability for any taxes, penalties or interests due or to become due from the Purchaser from any taxing authority.

ARTICLE V
ADDITIONAL AGREEMENTS
        The parties hereto further agree that:
Section 5.1	Tax Matters. Seller shall pay all sales and/or transfer taxes payable in connection with the consummation of the transactions Contemplated by the Transaction Documents.

Section 5.2	Consents. Before and after the Closing Date, the Seller shall use its best efforts to obtain all permits, authorizations, consents and approvals of all Persons and governmental authorities necessary (the “Consents”), proper or advisable in connection with the consummation of the transactions Contemplated by this Purchase Agreement. Before and after the Closing Date, the Seller agrees that it shall do any acts, deeds or things that may be necessary, desirable or proper to obtain the Consents and consummate the assumption of the Assumed Contracts.

Section 5.3	Further Assurances; Transition. If at any time before or after the Closing Date, the Purchaser shall consider or be advised that any further deeds, assignments or assurances in law or in any other things are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in the Purchaser, the title to any property or rights of the Seller acquired or to be acquired by reason of, or as a result of, the acquisition described in this

Purchase Agreement, the Seller agrees that it shall execute and deliver, in a timely manner, all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in Purchaser and otherwise to carry out the purpose of this Purchaser Agreement.

The Seller shall use its best efforts to effect the smooth transition of the Business from Seller to Purchaser and the conveyance of the Assets and the assignment of the Assumed Contracts to Purchaser, including obtaining the consent of any third party in connection with the assignment of the Leases, Managed Care Contracts and other Assumed Contracts, and shall not take any action that is designed, intended or likely to have the effect of discouraging any lessor, licensor, customer, patient, supplier, vendor or other business associate of Seller from maintaining the same business relationships with the Purchaser after the Closing as he, she or it maintained with the Seller prior to the Closing.

Section 5.4	Deliveries After Closing. If, at any time after the Closing, the Purchaser shall consider or be advised that any further acts are necessary or desirable: (a) to vest, perfect or confirm, of record or otherwise, in the Purchaser, title to and possession of the Assets acquired or to be acquired by reason of, or as a result of, the transaction Contemplated in this Purchase Agreement; or (b) otherwise to carry out the purposes of this Purchase Agreement, then the Seller shall be deemed to have granted to Purchaser an irrevocable power of attorney to execute and deliver all such deeds, assignments and assurances in law and to do all other acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Purchaser and otherwise to carry out the purposes of this Agreement; and the officers and directors of the Purchaser are fully authorized in the name of the Seller to take any and all such actions.

Section 5.5	Non-Competition Covenant.

5.5.1	Non-Competition. As a material and valuable inducement for the Purchaser to enter into this Purchase Agreement, pay and deliver the Purchase Price and consummate the transactions provided for herein, for a period commencing on the effective date of this Agreement and ending two (2) years after the termination of Dr. John Kingsley’s employment with Vein, P.C. pursuant to that Employment Agreement between Dr. John Kingsley and Vein, P.C. upon which this Agreement is contingent (the “Restricted Period”), Seller and Dr. John Kingsley, agree that they shall not, directly or indirectly, alone, or as a partner, officer, director, employee, consultant, agent, independent contractor, joint venture, financial backer, creditor, member, stockholder, or in any other capacity whatsoever, of any Person, have any business relationship involving the practice of medicine specifically dealing with the treatment of veins or hemorrhoids within ten (10) miles of the location at Vestavia Hills, Alabama or for 12 months at any primary office of any entity affiliated with Vein, P.C. in which Dr. John Kingsley was assigned pursuant to the Employment Agreement between Dr. John Kingsley and Vein, P.C., including those offices in which Dr. John Kingsley produces more than $50,000 in net collected revenues during any last twelve (12) month period of his employment with Vein, P.C.. Nothing stated in this Agreement shall constitute any restrictions upon Dr. John Kingsley to practice medicine generally anywhere or any restriction upon Dr. John Kingsley to specifically treat veins and hemorrhoids within said (10) mile geographical area(s) after the termination of his full time employment with the Vein, P.C..

5.5.2	Irreparable Harm. The Seller and Dr. John Kingsley, individually and jointly, covenant and agrees that the restrictions set forth in this Section 5.5 are fair, reasonable and necessary to protect the interests of Purchaser, such restrictions were negotiated and bargained for and the consideration delivered in connection with this Purchase Agreement reflects and assumes the Seller’s strict compliance with, and the enforceability by the Purchaser of, these restrictions.

5.5.3	The Seller and Dr. John Kingsley acknowledge that a breach of these restrictions would irreparably harm Purchaser and that monetary damage due Purchaser may be inadequate.

5.5.4	Judicial Modification. The Seller and Dr. John Kingsley acknowledge and agrees that the provisions of Section 5.5 are material and of the essence to this Agreement.

5.5.4.1	In addition, it is the parties expressed intention that if the scope of any restriction or covenant contained in any of such Sections of this Agreement should be or become too broad or extensive to permit enforcement thereof to its fullest extent, then such restriction or covenant shall be enforced to the maximum extent permitted by law.

5.5.4.2	Seller and Dr. John Kingsley hereby consent and agree that it is the parties’intention and agreement that the covenants and restrictions contained herein be enforced as written. Provided however, in the event a court of competent jurisdiction should determine that any restrictions or covenants contained herein are too broad or extensive to permit enforcement thereof to its fullest extent, the Seller hereby consent and agree that it is the parties’ intention and agreement that the scope of any such restriction or covenant should be modified by the Court in any judicial proceeding brought to enforce such restriction or covenant to permit enforcement of the restrictions and covenants contained herein to the maximum extent the court, in its judgment, will permit.

5.5.5	Assignability; Third Party Beneficiary. The parties agree that the rights granted in Section 5.5 to Purchaser may be assigned by Purchaser at its sole and absolute discretion. All of the provisions of Section 5.5 shall inure to any successors of the Purchaser all of which are specifically third party beneficiaries of this Section 5.5 with full rights hereunder. In addition, the parties hereto agree that any employee of Seller granted shares in Purchaser hereunder, and any Assignee of the rights hereunder is an intended, direct third party beneficiary of this Agreement and may enforce such rights in its own name in addition to or in lieu of the Purchaser. Likewise, any assignee of Purchaser shall be bound by this Agreement to the same extent as is Purchaser.

5.5.6	Tolling of Time Periods. In the event that Purchaser or any other permitted party should bring any legal action or other proceeding for the enforcement of this Section 5, the time for calculating the term of the restrictions provided herein shall not include any period of time commencing with the filing of legal action or other proceeding to enforce the terms of this Section 5 through the date of final judgment or final resolution, including all appeals, if any, of such legal action or other proceeding, unless Purchaser fails to prevail in such action or proceeding.

5.5.7	Specific Enforcement. Without limiting other possible remedies to the Purchaser for breach of this covenant, the Seller agree that injunctive or other equitable relief will be available to enforce the covenants of this provision, such relief to be without the necessity of posting a bond, cash or otherwise.

Section 5.6	Employees.

5.6.1	Purchaser shall extend offers of employment to those non-health care Employees set forth on Exhibit 16, Schedule 5.6.1 (such employees are hereinafter referred to as the “Rehired Employees”).

5.6.2	Purchaser shall terminate the employment of all Rehired Employees who accept Purchaser’s offer of employment immediately prior to the Closing and shall cooperate with and use its reasonable best efforts to assist Purchaser in its efforts to secure satisfactory employment arrangements with those employees of Seller to whom Purchaser makes offers of employment as set forth on Exhibit 16, Schedule 5.6.1.

5.6.3	Seller shall be solely responsible for all of the Plans and all obligations and liabilities thereunder. Purchaser shall not assume any of the Plans or any obligation or liability thereunder.

5.6.4	Nothing contained in this Agreement shall confer upon any Rehired Employee any right with respect to continuance of employment by Purchaser, nor shall anything herein interfere with the right of Purchaser to terminate the employment of any of the Rehired Employees at any time, with or without cause, except that such termination shall be in compliance with any applicable employment agreements and the current employment policies or practices of Purchaser, or restrict Purchaser in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of the Rehired Employees.

5.6.5	No provision of this Agreement shall create any third-party beneficiary rights in any Rehired Employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Rehired Employee by Purchaser or under any benefit plan which Purchaser may maintain.

Section 5.7	Kingsley Buy-Back.

5.7.1	For a period of eighteen (18) months following the Closing, Kingsley shall, to the extent permitted by law, have the option, in accordance with the terms of this Section 5.7, to buy-back (the “Buy-Back Right”) from the Purchaser, the Assets set forth Exhibit 1, Schedule 2.1(a) (to the extent such Assets are owned by the Purchaser (or any of its affiliates) as of the date that Kingsley exercises the Buy-Back Right) (the “Buy-Back Assets”). Notwithstanding the foregoing, Kingsley shall be able to exercise the Buy-Back Right if, and only if, the Purchaser has (i) adopted resolutions to dissolve, liquidate or terminate operations, (ii) any proceeding shall be instituted by or against the Purchaser seeking to adjudicate it bankrupt or insolvent, or (iii) the Purchaser has not entered any new Management Services Agreement since the one entered between Purchaser and Seller.

5.7.2	The Buy-Back Right shall be exercised by Kingsley by delivering written notice to the Purchaser specifying (i) that the conditions for exercising the Buy-Back Right have occurred and (ii) a date for closing of the sale from the Purchaser to Kingsley of the Buy-Back Assets (the “Buy-Back Closing”), which date shall be not less than 15 days following the date of the written notice to the Purchaser.

5.7.3	The purchase price for the Buy-Back Assets shall be five million shares of Purchaser which must be surrendered and delivered to the Purchaser by Kingsley at the Buy-Back Closing.

5.7.4	The Buy-Back Closing shall be subject to such other terms, conditions, agreements, instruments and documents as the Parties shall mutually agree.

5.7.5	Notwithstanding anything in Section 5.5 to the contrary, Kingsley shall no longer be subject to the restrictive covenants set forth in Section 5.5 after the Buy-Back Closing.

Section 5.8	Stock Options. The Purchaser shall cause John R. Kingsley, M.D. to be a participant in the Purchaser's Employee stock option plan (the "Option Plan"), attached hereto as Exhibit 17, Schedule 5.8.

5.8.1	The Purchaser agrees to issue the employees of Seller shown on Exhibit 18, Schedule 5.8.1 with Common Shares of Vein Associates of America, Inc. to vest over a Five (5) year period as listed. For vesting purposes, the employee’s date of hire with Vein Associates of America, Inc. or other controlled entity will begin the vesting schedule.

Section 5.9	Survivability. The terms and conditions of this Article V shall survive the execution of this Agreement and the Closing notwithstanding any investigation heretofore or hereafter made by or on behalf of any party hereto.

Section 5.10	Transaction Expenses. The Purchaser and Seller shall bear their own expenses in connection with this transaction.

ARTICLE VI
INDEMNIFICATION
Section 6.1	Survival. The representations, warranties, covenants and agreements of the parties made in this Purchase Agreement shall survive (and not be affected in any respect by) the Closing and any examination or investigation conducted by or on behalf of the parties hereto and any information which any party may receive pursuant to any applicable Schedules or otherwise.

6.1.1	Notwithstanding the foregoing, the right of indemnification, with respect to each representation and warranty contained in this Purchase Agreement, shall terminate on the date (the “Survival Date”) occurring on the later of (i) the third (3rd) anniversary of the Closing Date, or (ii) the expiration date of the applicable statute of limitations relating to the applicable representations and warranties.

6.1.2	The right to indemnification with respect to the representations and warranties, and the Liability of either Party with respect thereto, shall not terminate with respect to any claim, whether or not fixed as to Liability or liquidated as to amount, with respect to which such party has been given written notice prior to the Survival Date or such thirtieth day after the expiration of the applicable statute of limitations (or extensions or waivers thereof), whichever shall be applicable thereto in accordance with this Section 6.1.

6.1.3	The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, whether before or after the execution and delivery of this Purchase Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.

6.1.4	The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

Section 6.2	Indemnification by Seller. Seller, covenants and agrees to indemnify, defend, protect and hold harmless Purchaser and each of its successors and assigns and each of their respective directors, officers, shareholders, employees, agents and affiliates (each a “Purchaser Indemnified Person”) at all times from and after the date of this Agreement (subject to any limitation on the survival of representations and warranties set forth in Section 6.1) against all losses, claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (“Losses”) including specifically, but without limitation, reasonable attorneys’ fees and expenses of investigation (“Legal Expenses”) based upon, resulting from or arising out of (a) any inaccuracy, omission or breach (or in the event any third party alleges facts that, if true, would mean a breach) of any representation or warranty of Seller contained in this Purchase Agreement, (b) the breach (or in the event any third party alleges facts that, if true, would mean a breach) by Purchaser of, or the failure by Seller to observe, any of the covenants or other agreements contained in or made pursuant to this Purchase Agreement.

Section 6.3	Indemnification by Purchaser. Purchaser covenants and agrees that it will indemnify, defend, protect and hold harmless Seller and each of its successors, assigns and heirs and each of their respective directors, officers, employees, agents and affiliates (each a “Seller Indemnified Person”) at all times from and after the date of this Purchase Agreement (subject to any limitation on the survival of representations and warranties set forth in Section 6.1) against all Losses (including specifically, but without limitation, Legal Expenses) based upon, resulting from or arising out of (a) any inaccuracy or breach of any representation or warranty of Purchaser contained in this Purchase Agreement, or (b) the breach by Purchaser of, or the failure by Purchaser to observe, any of the covenants or other agreements contained in or made pursuant to this Purchase Agreement.

Section 6.4	Indemnification Procedures.

6.4.1	Promptly after receipt by any party entitled to indemnification under Section 6.2or 6.3 (an “indemnified party”) of notice of the commencement of any action, claim, suit or proceeding by a person not a party to this Purchase Agreement in respect of which the indemnified party will seek indemnification hereunder (a “Third Party Action”), the indemnified party shall notify the party that is obligated to provide such indemnification (the “indemnifying party”) thereof in writing. Provided however, any failure to so notify the indemnifying party shall not relieve it from any Liability that it may have to the indemnified party under Section 6.2 or 6.3, except to the extent that the indemnifying party is materially prejudiced by the failure to give such notice.

6.4.2	The indemnifying party shall be entitled to assume control or otherwise participate in the defense of such Third Party Action (including settlement of such Third Party Action) with counsel reasonably satisfactory to such indemnified party; provided, however, that:

(i)	the indemnified party shall be entitled to participate in the defense of such Third Party Action and to employ counsel at its own expense (which shall not constitute Legal Expenses for purposes of this Purchase Agreement) to assist in the handling of such Third Party Action;

(ii)	the indemnifying party shall obtain the prior written approval of the indemnified party before entering into any settlement of such Third Party Action or ceasing to defend against such Third Party Action, if pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief would be imposed against the indemnified party or the indemnified party would be adversely affected thereby;

(iii)	no indemnifying party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each indemnified party of a release from all Liability in respect of such Third Party Action; and

(iv)	the indemnifying party shall not be entitled to control the defense of any Third Party Action unless the indemnifying party confirms in writing its assumption of such defense and continues to pursue the defense reasonably and in good faith.

6.4.3	After written notice by the indemnifying party to the indemnified party of its election to assume control of the defense of any such Third Party Action in accordance with the foregoing, (a) the indemnifying party shall not be liable to such indemnified party hereunder for any Legal Expenses subsequently incurred by such indemnified party attributable to defending against such Third Party Action, and (b) as long as the indemnifying party is reasonably contesting such Third Party Action in good faith, the indemnified party shall not admit any Liability with respect to, or settle, compromise or discharge the claim underlying, such Third Party Action without the indemnifying party’s prior written consent.

(i)	If the indemnifying party does not assume control of the defense of such Third Party Action in accordance with this Section 6.4, the indemnified party shall have the right to defend and/or settle such Third Party Action in such manner as it may deem appropriate at the cost and expense of the indemnifying party, and the indemnifying party will promptly reimburse the indemnified party therefore in accordance with this Section 6.4.

(ii)	The reimbursement of fees, costs and expenses required by this Section 6.4 shall be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred.

(iii)	If an indemnified party becomes entitled to any indemnification from an indemnifying party pursuant to this Purchase Agreement, such indemnification payment shall be made in cash upon demand.

6.4.4	If an indemnified party has actual knowledge of any facts or circumstances other than the commencement of a Third Party Action which causes it in good faith to believe that it is entitled to indemnification under this Section 6.4, then such indemnified party shall promptly give the indemnifying party notice thereof in writing, but any failure to so notify the indemnifying party shall not relieve it from any Liability that it may have to the indemnified party under Section 6.2 or 6.3, as the case may be, except to the extent that the indemnifying party is prejudiced by the failure to give such notice.

ARTICLE VII
MISCELLANEOUS
Section 7.1	Remedies Not Exclusive. No remedy conferred by any of the specific provisions of this Purchase Agreement or any other Transaction Document is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies by any Party hereto shall not constitute a waiver of the right to pursue other available remedies.

Section 7.2	Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a)	with the mutual consent of the Parties;

(b)	by the Seller or the Purchaser, on or after [TBD]; provided that the terminating party is not in material breach of this Purchase Agreement; or

(c)	by the Seller or the Purchaser if any court of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions Contemplated hereby.

        If this Purchase Agreement is terminated pursuant to this Section 7.2, other than as a result of a breach by the Seller or the Purchaser, neither Party shall have any further liability hereunder or any further obligations hereunder.
Section 7.3	Risk of Loss. The risk of any loss, damage or impairment, confiscation or condemnation of any of the Assets from any cause whatsoever shall be borne by the Seller at all times prior to the Closing.

Section 7.4	Parties Bound. Except to the extent otherwise expressly provided herein, this Purchase Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, representatives, administrators, guardians, successors and permitted assigns; and no other person shall have any right, benefit or obligation hereunder.

Section 7.5	Notices.

7.5.1	All notices, reports, records or other communications that are required or permitted to be given to the Parties under this Purchase Agreement shall be sufficient in all respects if given in writing and delivered in person, by telecopy, by overnight courier or by registered or certified mail, postage prepaid, return receipt requested, to the receiving Party at the following address:

7.5.1.1	If to Seller, addressed to:

John R. Kingsley, M.D., P.C. c/o John R. Kingsley, M.D. 700 Montgomery Highway, Suite 210 Vestavia Hills, AL 35216

7.5.1.2	If to Purchaser, addressed to:

Vein Associates of America, Inc. c/o Chief Financial Officer 400 International Parkway, Suite 100 Heathrow, FL 32746

With a copy to:

Herrick, Feinstein LLP 2 Park Avenue New York, New York 10016 Attention: Daniel Etna

7.5.2	A Party may change its address by notice to the other Parties pursuant to this Section 7.5.2. Notice shall be deemed given on the date of delivery, in the case of personal delivery or telecopy, or on the delivery or refusal date, as specified on the return receipt, in the case of overnight courier or registered or certified mail.

Section 7.6	Laws of the State of Florida

7.6.1	This Purchase Agreement shall be construed, interpreted, and the rights of the Parties determined in accordance with, the laws of the State of Florida. Provided however, the law of the state of incorporation or organization of the respective parties to this Agreement shall govern matters of law concerning the internal affairs of any corporate or partnership entity which is a party to or the subject of this Purchase Agreement.

Section 7.7	Entire Agreement; Amendments and Waivers.

7.7.1	This Purchase Agreement, together with the other Transaction Documents and all Exhibits and Schedules hereto and thereto, constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior and Contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, and there are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof.

7.7.2	No supplement, modification or waiver of this Purchase Agreement shall be binding unless it shall be specifically designated to be a supplement, modification or waiver of this Purchase Agreement and shall be executed in writing by the party to be bound thereby. No waiver of any of the provisions of this

Purchase Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Purchase Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 7.8	Attorneys’ Fees.

Except as otherwise specifically provided herein, if any action or proceeding is brought by any party with respect to this Purchase Agreement or the other Transaction Documents, or with respect to the interpretation, enforcement or breach hereof, the prevailing party in such action shall be entitled to an award of all reasonable costs of litigation or arbitration, including, without limitation, reasonable attorneys’ fees to be paid by the losing party, in such amounts as may be determined by (i) the arbitrators deciding such action or proceeding or (ii) court having jurisdiction of such action or proceeding.

Section 7.9	Further Assurances.

From time to time hereafter and without further consideration, each of the Parties hereto shall execute and deliver such additional or further instruments of conveyance, assignment and transfer and take such actions as any of the other Parties hereto may reasonably request in order to more effectively consummate the transactions Contemplated by the Transaction Documents or as shall be reasonably necessary or appropriate in connection with the carrying out of the Parties’ respective obligations hereunder or the purposes of this Purchase Agreement.

Section 7.10	Announcements and Press Releases.

Any press releases or any other public announcements concerning this Purchase Agreement or the other Transaction Documents shall be approved by Purchaser and Seller; provided, however, that if any Party reasonably believes that it has a legal obligation to make a press release and the consent of the other Party cannot be obtained, then the release may be made without such approval.

Section 7.11	Assignment. Except as otherwise provided in Section 5.5., neither Party may assign this Purchase Agreement without the prior written consent of the other Party; provided, however, that the Purchaser may assign this Purchase Agreement to a corporation, partnership or other business entity under common control with the Purchaser.

Section 7.12	No Tax Representations.

Each Party acknowledges that it is relying solely on its advisors to determine the tax consequences of the transactions and arrangements Contemplated by the Transaction Documents and that no representation or warranty has been made by any Party as to the tax consequences of such transactions and arrangements.

Section 7.13	Multiple Counterparts.

This Purchase Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 7.14	Headings.

The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Purchase Agreement.

Section 7.15	Severability.

Each article, section, subsection and lesser section of this Purchase Agreement constitutes a separate and distinct undertaking, covenant or provision hereof. In the event that any provision of this Purchase Agreement shall finally be determined to be unlawful, such provision shall be deemed severed from this Purchase Agreement, but every other provision of this Purchase Agreement shall remain in full force and effect.

Section 7.16	“Knowledge,” etc.

“To the knowledge,” “to the best knowledge,” or any similar phrase shall be deemed to refer , in the case of the Seller, the knowledge of all of their directors and officers, and, in the case of the Purchaser, knowledge of all of their employees, directors and officers. An individual will be deemed to have “knowledge” of a particular fact or matter if: (a) such individual is actually aware of such fact or matter or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or matter.

        IN WITNESS WHEREOF, the undersigned have caused this Purchase Agreement to be duly executed as of the date first above written.
John R. Kingsley, M.D., P.C.

By: /s/ John R. Kingsley, M.D. John R. Kingsley, M.D. President

Vein Associates of America, Inc.

By: /s/ Eric Luetkemeyer Name: Eric Luetkemeyer Title: President

EXHIBIT A
DEFINITIONS
1.	Assets. All of the assets owned by Seller’s vein practice, of every kind, character and description, whether tangible or intangible, whether real, personal, or mixed, and wherever located, whether carried on the books of Seller or not carried on the books of Seller due to having been expensed, fully depreciated, or otherwise, including without limitation the following:

(a)	Inventory and medical supplies;

(b)	Contracts, including without limitation the contracts relating to telephone numbers and Yellow Page advertising and other Contracts described in Exhibit 3, Schedule 2.2(a)(2);

(c)	Tangible Personal Property, except that property that is specifically excluded from this Agreement in Exhibit 2, Schedule 2.1(c).

(d)	Business Records, whether such Business Records are in hard copy form or are electronically or magnetically stored, including but not limited to the names, addresses and phone numbers of patients;

(e)	Licenses;

(f)	Intellectual Property, including internet domain names;

(g)	All of Seller’s right, title and interest in, to and under all telephone numbers used in connection with Seller’s practice, including all extensions thereto;

(h)	All rights in, to and under all representations, warranties, covenants and guaranties made or provided by third parties to or for the benefit of Seller with respect to any of the Assets;

(i)	Prepaid Items;

(j)	Any of Seller’s right, title and interest in, to or under, or possession of, all drugs, pharmaceuticals and other medical products;

(k)	Any of Seller’s right, title and interest in and to records of identity, diagnosis, evaluation or treatment of patients;

(l)	Any of Seller’s right, title and interest in, to and under insurance policies covering or relating to medical malpractice;

(m)	Any franchises, licenses, permits, certificates, approvals and other governmental authorizations necessary or desirable to own and operate any of the Assets;

(n)	Medical Contracts;

(o)	telephone numbers used at locations; and

(p)	Any other assets which are not Excluded Assets and are used in the operation of the Business.

2.	Business Records. All books and records of Seller, including without limitation, all credit records, computer records, computer programs, contracts, agreements, operating manuals, schedules of assets, correspondence, books of account, files, papers, books and all other public and confidential business records.

3.	Code. The Internal Revenue Code of 1986, as amended.

4.	Contracts. All of Seller’s rights in, to and under all contracts, agreements, real property and equipment leases, insurance policies, purchase orders and commitments.

5.	Encumbrance. Any lien, pledge, mortgage, security interest, claim, charge or any other encumbrance, right or claim of any kind whatsoever.

6.	ERISA. The Employee Retirement Income Security Act of 1974, as amended.

7.	Governmental Authority. Any foreign, United States, state, local or other governmental authority, regulatory body, arbitration panel, court or tribunal.

8.	Intellectual Property. All (i) United States and foreign patents, patent applications, trademarks, trademark applications and registrations, service marks, service mark applications and registrations, copyrights, copyright applications and registrations and trade names of Seller; (ii) proprietary data and technical, manufacturing know-how and information (and all materials embodying such information) of Seller; (iii) developments, discoveries, inventions, ideas and trade secrets of Seller; and (iv) rights to sue for past infringement.

9.	Inventory. All stock, supplies (medical and office) and inventories of retail product in a condition suitable for resale.

10.	Liability. Any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

11.	Licenses. All franchises, licenses, permits, certificates, approvals and other governmental authorizations necessary to own and operate any of the Assets.

12.
Material Adverse Change or Material Adverse Effect. Any event, change or effect that is materially adverse to the financial condition, assets, business or results of operations of such entity or entities (taken as a whole) or series of changes aggregated as a whole in excess of Twenty Five Thousand Dollars ($25,000).

13.
Medical Contracts. Any of Seller’s right, title or interest in, to or under any contract or agreement that requires performance by a licensed health care provider under federal or applicable state law.

14.	Person. Any corporation, partnership, joint venture, Purchaser, syndicate, organization, association, trust, entity, natural person, or any other type of entity.

15.	Personal Property Leases. All of Seller’s rights in, to and under all leases of supplies, instruments, equipment, furniture, machinery and other items of tangible personal property.

16.	Prepaid Items. All of Seller’s prepaid expenses, prepaid insurance, deposits and other similar items.

17.	Purchase Agreement. This Purchase Agreement, as amended from time to time.

18.	Tangible Personal Property. All tangible personal property (including supplies, instruments, equipment, furniture and machinery) owned by Seller

19.	Transaction Documents. This Purchase Agreement and each other document and instrument executed and delivered at the Closing.

END OF EXHIBIT A